UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/10/2011 tw telecom inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Effective November 10, 2011, tw telecom inc. and its wholly owned subsidiary, tw telecom holdings inc. ("Holdings") have amended the undrawn revolving credit facility provided for in the Amended and Restated Credit Agreement dated as of December 2, 2010 with Wells Fargo Bank, National Association, as Administrative Agent, and the Revolving Lenders parties to that agreement, in order to increase the permissible amount for restricted payments, including dividends, share repurchases and repayments of tw telecom inc. permitted indebtedness from $50 million annually to $150 million annually, subject to the absence of defaults and a liquidity test. Up to $50 million of this permitted amount that remains unused in any fiscal year may be carried over and used in the immediately succeeding calendar year.

The covenants applicable to the revolving facility apply only if Holdings wishes to borrow or has amounts outstanding under the facility. tw telecom currently has no current plans to utilize this basket but may do so in the future. The $50 million share purchase that it completed in the third quarter of this year complied with the Credit Agreement prior to the amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

Date: November 10, 2011	By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel